                                                                    EXHIBIT 21.1



                         Subsidiaries of the Registrant

Covad Communications Company, a California corporation

DIECA Communications Company, a Virginia corporation

Covad Communications Investment Corp., a Delaware corporation

Lightsaber Acquisition Co., a Delaware corporation